Pricing Supplement Dated February 26, 2007	Rule 424 (b) (3)
(To Prospectus Dated January 19, 2006)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	6.00%

Effective Dates:	2-26-2007 through	3-04-2007